PROSPECTUS SUPPLEMENT

(To Prospectus dated August 22, 1995)


                                              NAPRO BIOTHERAPEUTICS, INC.
                                       Shares of Common Stock ($.0075 par value)


         The Prospectus Supplement amends and supplements information contained in the section captioned "Selling Stockholders" of that certain Prospectus dated August 22, 1995 relating to shares of Common Stock of NaPro BioTherapeutics, Inc.

                             -------------------------------------------------

                                           SELLING STOCKHOLDERS

         This Prospectus relates to an aggregate of up to 481,820 shares of Common Stock consisting of up to 481,820 shares of Common Stock into which up to 481,820 shares Exchangeable Preferred Stock of NaPro BioTherapeutics, (Canada) Inc. (the "Exchangeable Preferred Stock") have been exchanged or are exchangeable. The Prospectus originally included shares of Common Stock issuable by the Company upon the conversion of the Company's Convertible Preferred Stock, Series A, and upon the exchange of the Exchangeable Preferred Stock.

         The Company has agreed to register the public offering of the Selling Stockholders' Shares under the Securities Act concurrently with this offering and to pay all expenses in connection therewith. None of the Selling Stockholders has ever held any position or office with the Company or had any other material relationship with the Company. One or more of the Selling Stockholders may donate or transfer as gifts some of the shares and any such donees who transfer shares so received as donations or gifts shall be included among the "Selling Stockholders." The Company will not receive any of the proceeds from the sale of the Selling Stockholders' Shares.

         The following table sets forth certain information with respect to the Selling Stockholders as of April 29, 1998.


                                                                                     Ownership of            Percentage
                                                                                       Shares of            Ownership of
                                             Ownership of                            Common Stock           Common Stock
                                               Shares of          Amount of          after Sale of         after Sale of
                                                Common             Selling              Selling               Selling
                                              Stock Prior       Stockholders'        Stockholders'         Stockholders'
Selling Stockholders                            to Sale         Shares Offered          Shares                 Shares
------------------------------------------ -----------------  ------------------ --------------------- ----------------------

Royal Bank Investment
Management                                    240,900           240,900                -0-                  -0-
Royal Trust Corporation                       140,920           140,920                -0-                  -0-
Working Opportunity Fund                       77,272            77,272                -0-                  -0-
Donald  C. Webster                             22,728            22,728                -0-                  -0-


                          The date of this Prospectus Supplement is May 1, 1998.

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